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Exhibit 99.1

[LETTERHEAD OF WASHINGTON GROUP INTERNATIONAL, INC.]

May 31, 2002

Dear Fellow Employee:

        Our company's first quarter results were terrific, and I thank all of you for a job well done!

        This profitable first quarter should be a signal to our clients, investors, and each of you that Washington Group is back. It's the first of what I am sure will be many positive steps on our journey together in the years ahead.

        Net income was approximately $12 million, which includes some $3.5 million in nonrecurring profitable items. We are still telling investors to expect $26-$30 million of net income for 2002, so our second and third quarter results may not be quite as strong as the first. However, as you know, it feels so much better to be producing positive results.

        This strong start for our company—along with our heritage—will significantly enhance our ability to win new work and provide challenging new assignments for our people. Acquiring profitable new work obviously is a key factor in our drive to succeed.

        Creating new business is at the very heart of what we do every day. For example, if we produce an average of $12 million of revenue in a given day, we must replace that revenue with new contracts of an equal amount or more. If we don't, and this continues over a long period of time, we are slowly going out of business. Winning profitable new work will be a major step in helping us accomplish our three-fold mission: Employee Development, Operational Excellence, and Financial Results.

        How can we provide employee development if we don't continually have new projects that will provide opportunities for advancement for our people? And, we cannot provide maximum opportunities for operational excellence or produce solid financial results if we are not very selective in the pursuit of new work. We all know that no amount of project management brilliance or hard work in the field can overcome bad decisions that result in taking on a losing job. We must sign up the right kind of new work—it is critical to our success.

        Winning profitable work is so vital to our company that we recently created the position of Chief Business Development Officer. This position is part of the Office of the Chairman and it is equal in stature and authority to that of Chief Operating Officer. To fill this position, we hired Steve Johnson, a proven 30-year industry veteran with tremendous energy, vision, and intelligence.

        The goal of the business development organization is especially important today. While we had a strong first quarter with $900 million of new work, due to our financial restructuring, our 2001 awards totaled only $3 billion, $1 billion less than planned. We are expecting second and third quarter bookings to be less than the pace set in the first quarter.

        Under Steve Johnson's able leadership, we are building a world-class business development organization. He is also overseeing the company's strategic planning process—which is tied very closely to business development—and he is creating positive changes across the company.

        The business development organization is comprised of more than 80 sales and marketing professionals throughout the company. They work at the grass-roots level to identify opportunities and are responsible for developing winning strategies for every project we pursue. They work closely with all disciplines, departments, and management to:

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  select the best opportunities for the company to create value for its customers;

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  establish both winning and profitable strategies;

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  help select the very best partners, subcontractors and vendors;

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  control the risk elements of the projects by establishing commercially reasonable terms and conditions for project contracts;

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  appoint the most qualified project management team; and,

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  set appropriate prices for our services.

        Business development is challenging and invigorating! It is an opportunity to meet clients and to develop lasting relationships based on performance and trust.

        I am asking everyone to support our sales professionals as they develop new work. Steve Johnson or your unit's business development executives will be happy to hear your ideas. In June, Steve Johnson will conduct a worldwide conference in San Antonio, Texas, to bring together all of our talented sales people. The title of this conference says it all: "Selling Value People Make the Difference." Our Chairman, Dennis Washington, and I regularly attend sales meetings with customers and partners and we will also be in Texas to support the sales organization.

        Our entire corporate management team is dedicated to supporting our business development organization in every aspect of the pursuit of profitable new work. Please consider what you can do to help our sales efforts. You will earn the gratitude of all your fellow employees.

Sincerely,

Stephen G. Hanks

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  Exhibit 99.1